UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Check the appropriate box:

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement

DUNE ENERGY, INC.

(Name of Registrant as Specified in its Charter)

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DUNE ENERGY, INC.

Two Shell Plaza, 777 Walker Street, Suite 2450

Houston, Texas 77002

June 15, 2007

TO OUR STOCKHOLDERS:

You are cordially invited to attend our 2007 Annual Stockholders’ Meeting to be held at The Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002 on Tuesday, July 10, 2007, at 10:30 a.m. local time.

We have attached a Notice of Annual Meeting of Stockholders and Proxy Statement that discuss the matters to be presented at the meeting.

In addition to acting on the matters listed in the Notice, we will discuss our progress and you will be given an opportunity to ask questions of general interest to all stockholders.

We hope that you will come to the annual meeting in person. Even if you plan to come, we strongly encourage you to complete the enclosed proxy and return it to us in the enclosed business reply envelope. Instructions are shown on your proxy. If for any reason you desire to revoke your proxy, you can do so at any time before it is voted.

James A. Watt

Chief Executive Officer

DUNE ENERGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	• Tuesday, July 10, 2007, at 10:30 a.m. Central Time

PLACE	• The Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002.

PURPOSES	• To elect our Directors; and • To transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	• You can vote if you were a stockholder of record at the close of business on June 13, 2007.

By order of the Board of Directors,

Alan Gaines

Chairman

June 15, 2007

Houston, Texas

DUNE ENERGY, INC.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by our Board of Directors of Dune Energy, Inc. (AMEX: DNE) of proxies to be used at Dune’s annual meeting of stockholders to be held on July 10, 2007, and at any adjournment or postponement of the meeting. “We”, “our”, “us”, the “Company” and “Dune” all refer to Dune Energy, Inc. The proxy materials are first being mailed on or about June 15, 2007.

Who may vote

You will be entitled to vote at the annual meeting only if our records show that you held your shares of our common stock on June 13, 2007. At the close of business on June 13, 2007, a total of 72,891,679 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by proxy

If your shares are held by a broker, bank or other nominee, it will send you instructions that you must follow to have your shares voted at the annual meeting. If you hold your shares in your own name as a record holder, you may instruct the proxy agents how to vote your shares by completing, signing, dating, and mailing the proxy card in the enclosed postage-paid envelope. Of course, you can always come to the meeting and vote your shares in person.

The proxy agents will vote your shares as you instruct. If you sign and return your proxy card without giving instructions, the proxy agents will vote your shares FOR each person named in this Proxy Statement as a nominee for election to our Board of Directors.

How to revoke your proxy

You may revoke your proxy at any time before it is voted. If you are a record stockholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the annual meeting.

•	by delivering to our Company Secretary at our executive offices, on or prior to the annual meeting, written instructions revoking your proxy.

•	by delivering to our Company Secretary at our executive officers, on or prior to the annual meeting, an executed proxy bearing a later date.

•	by voting in person at the annual meeting.

How votes will be counted

The annual meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the meeting. If you have returned a valid proxy or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. Abstentions and broker “non-votes” are counted in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or nominee that holds shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

If a quorum is not present at the annual meeting, a majority of the shares present, in person or by proxy, has the power to adjourn the meeting from time to time until a quorum is present. Other than announcing at the annual meeting the time and place of the adjourned meeting, no notice of the adjournment will be given to stockholders unless required because of the length of the adjournment.

Directors will be elected by a plurality of the votes cast.

The affirmative vote of a majority of the votes cast is required to approve all other matters voted on at the meeting.

Abstentions and broker “non-votes” are not counted in the election of directors and the approval of any other matter.

Cost of this proxy solicitation

We will pay the cost of the proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board of Directors has seven members. Each current Board member is standing for re-election, to hold office until the next Annual Meeting of Stockholders.

Your proxy will be voted FOR the election of the seven nominees named below, unless you withhold authority to vote for any or all of the nominees. Management has no reason to believe that a nominee will be unwilling or unable to serve as a director. However, if a nominee is unwilling or unable to serve, your proxy will be voted for another nominee designated by our Board of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SEVEN NOMINEES NAMED BELOW TO SERVE AS MEMBERS OF THE COMPANY’S BOARD, TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS.

Director nominees

The following are management’s director nominees.

Name	Director Since
Alan Gaines	May 2001

James A. Watt	April 2007

Steven Barrenechea	May 2001

Alan D. Bell	April 2007

Richard M. Cohen	December 2003

William E. Greenwood	April 2007

Steven M. Sisselman	May 2004

Set forth below is the business experience of those nominees for election as directors:

Alan Gaines. Mr. Gaines has served as Chairman of our Board since May 2001 and as our Chief Executive Officer from May 2001 to April 17, 2007. Since April 2005, Mr. Gaines has served as Vice Chairman of Baseline Oil & Gas Corp., a public company (OTC: BOGA.OB). In 1983, Mr. Gaines founded Gaines, Berland Inc., a full service brokerage firm and investment bank specializing in global energy markets, with particular emphasis given to small to mid-capitalization exploration and production, pipeline, midstream, and oilfield services companies. Mr. Gaines served as President of Gaines, Berland from 1983 to 1998. Mr. Gaines holds a BBA in Finance from Baruch College, and an MBA (“With Distinction”) from the Zarb School, Hofstra University School of Management.

James A. Watt. Mr. Watt became a Director of the Company on April 16, 2007 and our President and Chief Executive Officer on April 17, 2007. From 1997 through 2006, Mr. Watt served as Chairman and Chief Executive Officer of Remington Oil and Gas Corp., which was recently acquired by Helix Energy Solutions Group, Inc. (NYSE: HLX). From 1993 through 1997, Mr. Watt served as Vice President—Exploration of Seagull E&P, Inc., and from 1991-1993, he served as Vice President—exploration and exploitation of Nerco Oil and Gas. From August 2006 through March 2007, Mr. Watt served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. (OTC: MVOG.OB). Mr. Watt received a BS in Physics from Rensselaer Polytechnic Institute in 1971. Mr. Watt currently serves on the Board of Directors of Pacific Energy Resources Ltd (TSE: PFE) and Helix Energy Solutions Group, Inc.

Steven Barrenechea. Mr. Barrenechea has served as a Director since May 2001. From April 2005 to January 2006, Mr. Barrenechea served as a Director of Baseline Oil & Gas Corp., a public company (OTC: BOGA.OB). Since January 2005, Mr. Barrenechea has operated a number of restaurants. From 1993 to December 2004, he served as Chief Operating Officer of Coast to Coast Catering LLC, a catering service. Mr. Barrenechea is a member of the Board of Directors of the Creative Coalition, The Milford (Connecticut) Red Cross, and The Child Guidance Center of Fairfield County. Mr. Barrenechea holds a BBA from New York University.

Alan D. Bell. Mr. Bell joined our Board of Directors on April 16, 2007. Previously, Mr. Bell worked in various capacities at Ernst & Young LLP from 1973 until his retirement in June 2006, at which time he was the Director of Ernst & Young’s Energy Practice in the Southwest United States. Mr. Bell worked in the Dallas office of Ernst & Young from 1973 to 1977 where he performed oil and gas company audits and again, from 1981 to 2006, where he continued his involvement in the energy industry. From 1977 to 1981, he worked in the Paris office of Ernst & Young on the post merger of client Elf Aquitaine from its two predecessor companies. Prior to joining Ernst & Young, Mr. Bell was a production engineer with Chevron Oil Company in the Gulf of Mexico from 1969 to 1972. He currently serves on the Board of Directors of Toreador Resources Corporation (NASDAQ: TRGL), where he serves as the Chairman of the Audit Committee. Mr. Bell received a BS in Petroleum Engineering from the Colorado School of Mines in 1969 and received an MBA from Tulane University in 1973. He is a current member of the Board of Directors of the Dallas Petroleum Club and a member of the Society of Petroleum Engineers. Mr. Bell is also a member of the American Institute of Certified Public Accountants, Texas Society of Certified Public Accountants, Institute of Certified Management Accountants, Association of Insolvency Accountants and Association of Certified Fraud Examiners.

Richard M. Cohen. Mr. Cohen has served as a Director since December 2003. From December 2003 to April 2005, he served as our Chief Financial Officer. Since 1996, Mr. Cohen has been the President of Richard M. Cohen Consultants, a private financial services consulting company that assists both public and private companies with their corporate governance and corporate finance needs. In 1999, Mr. Cohen was the President of National Auto Credit, a publicly traded sub-prime auto finance company. From 1992-1995, Mr. Cohen was the President of General Media Inc., a publicly reporting international diversified publishing and communications company. Mr. Cohen is a Certified Public Accountant and worked at Arthur Andersen & Co. from 1975 to 1977. He received a BS (“With Honors”) from the University of Pennsylvania (Wharton School) and an MBA from Stanford University.

William E. Greenwood. Mr. Greenwood joined our Board of Directors on April 16, 2007. Since 1995, Mr. Greenwood has performed consulting work in the Transportation Industry and served on numerous nonprofit and corporate boards, including Ameritruck, Trancisco, Mark VII, Transport Dynamics, Inc. and Remington Oil and Gas. Prior to that he was Chief Operating Officer and a Director at Burlington Northern Railroad from 1990 to 1994. He has been a member of the business school advisory board at several universities and is currently a member at Marquette and Texas Christian University, where he also served as an adjunct professor in 2004 and 2005. He graduated from Marquette University in 1960, with a BS in Business.

Steven M. Sisselman. Mr. Sisselman has served as a Director since May 2004. From 1995 to the present, Mr. Sisselman has been a Vice-President of business development with Itera International Energy Corp., an Itera subsidiary operating in the US natural gas, real estate and commodity business. From 1992-1994, Mr. Sisselman was Vice-President of Dalon Inc., a petroleum trading company, responsible for trading crude oil and petroleum products from the former Soviet Union. For the 12 years prior to 1992, Mr. Sisselman was employed by Charter Oil Company, UBS AG, and Astra Oil working in various financial and trading positions both in the US and London, England. He graduated from University of Florida in 1980 with a BS in Business Administration with a major in Finance.

Board meetings and committee meetings

During 2006, our Board of Directors held four meetings. During 2006, each director attended at least 75% of the aggregate of the total number of Board meetings and meetings of the committees on which he serves.

During 2006 we had an Audit Committee. We were not required to have a standing Nominating or Compensation Committee under the rules governing corporate governance of the American Stock Exchange (“AMEX”), where our common stock is listed.

As reported in our current reports on Forms 8-K filed with the Securities and Exchange Commission, on April 16, 2007 we appointed three directors to fill vacancies on our Board arising from the resignation of three former directors. Following the appointment of such new directors, we established a Compensation Committee, consisting of an existing director, Richard M. Cohen, and two newly appointed independent directors, Alan D. Bell and William E. Greenwood. We anticipate forming a Nominating Committee in the near future.

Audit Committee

On April 16, 2007, Messrs. Bell and Greenwood joined Steven Barrenechea as members of the Audit Committee of our Board of Directors. The Audit Committee was established by our Board in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934 for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. Mr. Bell is the Chairman of our Audit Committee. All members of the current Audit Committee are independent directors as required by the listing standards of the AMEX. The Board has also determined that Mr. Bell meets the requirements for being an “audit committee financial expert” as defined by regulations of the Securities and Exchange Commission.

During 2006, our Audit Committee consisted of Stephen Barrenechea and Marshall Lynn Bass, each of whom was an independent director as required by the listing standards of the AMEX. Mr. Bass resigned from our Board on April 16, 2007. Four meetings of the Audit Committee were held during 2006.

The responsibilities of the Audit Committee are described in the committee’s charter, a copy of which is attached as Exhibit A to this proxy statement, and summarized in the following Report of the Audit Committee.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s audited financial statements. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, has discussed with the Company’s independent registered public accounting firm its independence from the Company and its management, and has considered whether the Company’s independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the

Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2006 Annual Report on Form 10-KSB/A for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

ALAN D. BELL
STEVEN BARRENECHEA
WILLIAM E. GREENWOOD

Audit and Tax Fees

During fiscal year 2006 and fiscal year 2005, the aggregate fees which we paid to Malone & Bailey, PC, our independent auditors, for professional services were as follows:

	Fiscal Year Ended
	December 31, 2006	December 31, 2005
Audit Fees(1)	$100,000	$62,000
Audit-Related Fees	N/A	N/A
Tax Fees(2)	$11,300	$9,000
All Other Fees	N/A	N/A

(1)	Fees for audit services include fees associated with the annual audit and the review of our quarterly reports on Form 10-QSB during the year reported.
(2)	Consist primarily of professional services rendered for tax compliance, tax advice and tax planning.

Compensation Committee

On April 17, 2007, our Board established a Compensation Committee to be responsible for setting executive compensation levels, bonus plan participation and target levels and executive and overall compensation policies. It is intended that the Compensation Committee will also review and approve executive benefit plans and make awards under the Company’s equity plans and perform such other duties delegated to it by the Board of Directors as set forth in its charter, which charter is presently being developed.

The committee’s membership consists of Richard M. Cohen, Alan D. Bell and William E. Greenwood. Prior to April 2007, we did not have a standing Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, none of our executive officers served on the board of directors of any entities whose directors or officers served on our Compensation Committee. Except for Richard M. Cohen, a member of our Compensation Committee, who serves as Secretary of our Company and also served from December 2003 to April 2005 as our Chief Financial Officer, no current or past officers or employees of the Company serve on our Compensation Committee.

Compensation Committee Report

Our executive compensation philosophy is designed to (i) to attract, retain and motivate highly qualified senior executives, by providing salaries that are competitive with our peer companies; (ii) to enhance the

Company’s near-term financial performance, by basing bonuses on performance measures that relate to enhancement of the value of our profitability during the measured period; and (ii) to increase stockholder value by providing long-term incentives around stock ownership in an effort to align the interests of senior executives with those of our stockholders.

To achieve this, we intend to utilize a mix of compensation components including base salary, bonuses, long-term equity incentives and benefits. We do not have a specific policy governing the mix of these elements, but view them in light of market conditions and our overall compensation philosophy. Management typically will play a significant role in the compensation-setting process, including recommending performance targets, evaluating performance and recommending salary levels.

In our determination of executive compensation for our named executive officers, as evidenced by those employment arrangements entered into during April 2007, we focused on four elements:

•

Base Salary. The starting point in a compensation package that will attract and retain executives is a salary that provides a steady income as a base upon which performance incentives can build. The Committee believes base salary should be competitive with peer companies in the oil & gas industry.

•

Bonuses and Short-Term Incentives. The short-term incentive is an annual cash bonus designed to support the near-term initiatives of the business and to position us for the future by focusing on annual goals, both financial and operational. We set target incentive opportunities so that total cash (base salary, plus target incentive opportunities) would be at the upper percentiles of total cash for executives in peer companies when our performance results achieve the targeted performance levels.

•

Long-Term Incentives. The long-term element is an equity-based compensation plan designed to reward performance objectives that deliver stockholder value over a sustained period of time, generally three or more years. Awards in April 2007 were in the form of time-vested restricted stock awards, which having some pay for performance attributes are used more for retention purposes. We set target long-term incentive equity award levels so that total direct compensation would be at the upper percentile of total direct compensation for executives at our peer companies.

•

Benefits. We provide additional benefits to executives with the purpose of promoting the productivity of our leadership team, as well as offering benefits in line with our peer companies. These benefits could include stock purchase plans and various perquisites.

We intend to periodically review the competitiveness of all of these above elements in comparison to companies in our peer group to determine if the current approaches met our objectives and are aligned with the marketplace and the interests of stockholders.

We also recognize that the engagement of strong talent in critical functions may, at times, entail recruiting new executives and involve negotiations with individual candidates. As a result, we may determine in a particular situation that it is in our best interests to negotiate packages that deviate from the established norms and compensation design.

The Compensation Committee has discussed with management the above policies and based upon such discussion, the Compensation Committee recommended to the Board of Directors that such compensation, as evidenced in the April 2007 employment arrangements with the Company’s executive officers set forth elsewhere in this proxy statement, be awarded at such time.

COMPENSATION COMMITTEE

ALAN D. BELL RICHARD M. COHEN WILLIAM E. GREENWOOD

Director Compensation

Except as set forth in the table below, none of our directors are compensated in cash for their services but are reimbursed for out of pocket expenses incurred in furtherance of business. James A. Watt, Alan D. Bell and William E. Greenwood were each appointed as a director on April 16, 2007, therefore none of them were paid any fees in 2006.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Steven Barrenechea	$20,000	—	—	$78,966	(1)	—	—	$98,966
Marshall Lynn Bass(2)	$20,000	—	—	78,966	(1)	—	—	98,966
Richard M. Cohen	$20,000	—	—	78,966	(1)	—	—	98,966
Raissa S. Frenkel(2)	$20,000	—	—	78,966	(1)	—	—	98,966
Valery Otchertsov(3)	$20,000	—	—	78,966	(1)	—	—	98,966
Steven M. Sisselman	$20,000	—	—	78,966	(1)	—	—	98,966

(1)	Options awarded January 24, 2007 for services performed as director during fiscal year ended December 31, 2006.

(2)	Resigned from our Board on April 16, 2007.

(3)	Resigned from our Board on February 1, 2007.

In January 2007, pursuant to our 2005 Non-Employee Director Incentive Plan, we granted stock options to acquire up to 50,000 shares of common stock to each of our six outside directors. Such stock options may be exercised any time prior to January 24, 2012 at an exercise price of $1.94 per share.

Certain Information concerning Executive Officers

The below table sets forth certain information regarding our executive officers as of the Record Date:

Name	Age	Position
Alan Gaines	51	Chairman of the Board

James A. Watt	57	President, Chief Executive Officer and Director

Frank T. Smith, Jr.	60	Senior Vice President and Chief Financial Officer

Alan Gaines. Mr. Gaines has served as our Chairman of our Board since May 2001 and as our Chief Executive Officer from May 2001 to April 17, 2007. Since April 2005, Mr. Gaines has served as Vice Chairman of Baseline Oil & Gas Corp., a public company (OTC: BOGA.OB). In 1983, Mr. Gaines founded Gaines, Berland Inc., a full service brokerage firm and investment bank specializing in global energy markets, with particular emphasis given to small to mid-capitalization exploration and production, pipeline, midstream, and oilfield services companies. Mr. Gaines served as President of Gaines, Berland from 1983 to 1998. Mr. Gaines holds a BBA in Finance from Baruch College, and an MBA (“With Distinction”) from the Zarb School, Hofstra University School of Management.

James A. Watt. Mr. Watt became a Director of the Company on April 16, 2007 and our President and Chief Executive Officer on April 17, 2007. From 1997 through 2006, Mr. Watt served as Chairman and Chief Executive Officer of Remington Oil and Gas Corp., which was recently acquired by Helix Energy Solutions Group, Inc. (NYSE: HLX). From 1993 through 1997, Mr. Watt served as Vice President—Exploration of Seagull E&P, Inc., and from 1991-1993, he served as Vice President—exploration and exploitation of Nerco Oil and Gas. From August 2006 through March 2007, Mr. Watt served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. (OTC: MVOG.OB). Mr. Watt received a BS in Physics from Rensselaer Polytechnic Institute in 1971. Mr. Watt currently serves on the Board of Directors of Pacific Energy Resources Ltd (TSE: PFE) and Helix Energy Solutions Group, Inc.

Frank T. Smith, Jr. Mr. Smith became our Senior Vice President and Chief Financial Officer on April 17, 2007. From 2004 through 2006, Mr. Smith served as Senior Vice President—Finance and Corporate Secretary of Remington Oil and Gas Corp., which was acquired by Helix Energy Solutions Group, Inc. (NYSE: HLX) in June 2005. From June 1997 through 2003, Mr. Smith served as Executive Vice President and Manager of energy lending at the Bank of Texas. From 1991 through 1997, Mr. Smith served as Director in the energy and utilities division of the First National Bank of Boston. Immediately prior to coming to our Company, he served as President and Chief Financial Officer of Sonoran Energy, Inc. (OTC: SNRN.OB). Mr. Smith received an MBA in Corporate Finance & Banking from the University of Pennsylvania (Wharton School).

Our executive officers are appointed by our Board and serve at its discretion, subject to the terms of applicable employment agreements. There are no family relationships among any of the directors or executive officers of our Company.

Summary Compensation Table

Set forth below is the compensation awarded by us to our executive officers for our fiscal years ended December 31, 2006, 2005 and 2004, respectively. James A. Watt and Frank T. Smith, Jr. became executive officers on April 17, 200, therefore neither was paid any fees prior to April 2007.

Name and Principal Position	Year		Salary		Bonus	Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Alan Gaines, Chairman and Chief Executive Officer	2006 2005 2004		$434,987 408,333 262,920	(1) (3)	— — —	— — —	$	— 1,492,924 —	— — —		— — —	$11,867 14,203 —	(2) (2)	$446,854 1,915,460 262,920
Amiel David, President and Chief Operating Officer	2006 2005 2004	(4)	317,493 287,498 143,956	(1) (3)	— — —	— — —		— 1,500,266 —	16,122 14,076 —	(2) (2)	— — —	— — —		333,615 1,801,840 143,956
Hugh Idstein, Chief Financial Officer (5)	2006 2005	(6)	153,755 103,631		40,500 —	— —		244,198 187,962	18,132 16,279	(2) (2)	— —	— —		456,585 307,872

(1)	Includes salary for January 2007 paid in 2006.

(2)	Represents amounts paid by the Company for health insurance premiums.

(3)	Includes salary for January 2006 paid in 2005.

(4)	Commenced employment in February 2004.

(5)	Employment Agreement of Mr. Idstein expired by its terms on April 4, 2007.

(6)	Commenced employment on April 4, 2005.

Outstanding Equity Awards at Fiscal Year-End

Set forth below are the outstanding equity awards held by our executive officers at our fiscal year ended December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Alan Gaines	500,000	125,000	n/a	$2.44	5/11/2010	—	n/a	n/a	n/a
Amiel David	250,000 500,000	— —	n/a n/a	1.25 2.44	2/14/2010 5/11/2010	— —	n/a n/a	n/a n/a	n/a n/a
Hugh Idstein	50,000 25,000	25,000 75,000	n/a n/a	2.56 2.35	4/03/2010 4/03/2011	— —	n/a n/a	n/a n/a	n/a n/a

Employment Agreements

Effective April 17, 2007, we entered into new employment agreements (collectively, the “Employment Agreements”), pursuant to which we: (a) engaged James A. Watt to serve as our President and Chief Executive Officer, (b) engaged Frank T. Smith, Jr. to serve as Senior Vice President and Chief Financial Officer and (c) extended and modified our employment arrangements with each of Alan Gaines and Amiel David. Effective April 4, 2007, the employment agreement of our Chief Financial Officer, Hugh Idstein, expired by its terms and was not renewed.

Under the new Employment Agreements, Mr. Gaines will continue to serve as our Chairman and consented to no longer serve as Chief Executive Officer, and Dr. David agreed to resign as President and Chief Operating Officer and to serve as Senior Advisor to our Board of Directors.

The Employment Agreements provide for:

•

James A. Watt to serve as our President and Chief Executive Officer, at an initial annual base salary of $500,000, which base salary shall increase $50,000 during each of the next two years of his employment;

•	Alan Gaines to serve as our Chairman, at an initial annual base salary of $500,000, subject to increases of $50,000 during each of the next two years of his employment;

•

Frank T. Smith, Jr. to serve as Senior Vice President and our Chief Financial Officer, at an initial annual base salary of $200,000, which base salary shall increase to $225,000 during the second year of his employment; and

•	Amiel David to serve as our Senior Advisor to our Board of Directors, at an initial annual base salary of $400,000, subject to increases of $50,000 during each of the next two years of his employment.

Other than for Mr. Smith, the initial term of employment under the Employment Agreements is three (3) years, unless earlier terminated by us or executive officer by reason of disability, for cause, for “good reason,” change of control or otherwise. The initial term of Mr. Smith’s employment is two years.

In addition to base salary, Messrs. Watt, Gaines and Dr. David are eligible for a targeted annual bonus equal to 100% (40% in the case of Mr. Smith) of such officer’s then applicable base salary, as determined by our Board of Directors or committee thereof, based on such officer’s performance and achievement of quantitative and qualitative criteria set by our Board, as adjusted from year to year. Each of the above named officers is further eligible under his employment agreement to participate, subject to any eligibility, co-payment and waiting period requirements, in all employee health and/or benefit plans offered or made available to our senior officers. The employment agreements with Mr. Gaines and Dr. David provided for them to receive an additional bonus, in the amount of $250,000 and $150,000 respectively, upon the successful acquisition on May 15, 2007 of Goldking Energy Corporation. Additionally, Mr. Gaines and Dr. David shall each receive a transaction bonus equal to 0.9% and 0.6% respectively, of the purchase price paid by us in any future acquisition(s).

Upon termination of an officer without “cause”, upon his resignation for “good reason”, or upon his termination following a “change of control” (each as defined in the Employment Agreements) such officer will be entitled to receive from us a severance payment equal to: (i) in the case of Messrs. Watt and Gaines, two and ninety nine one-hundredths times (2.99X) his then current base salary plus his then targeted annual bonus of not less than 100% of such base salary, in the case of Dr. David, to 24 months of his then current base salary plus pro rata bonus and fringe benefits otherwise due at the time of termination, and in the case of Mr. Smith, to 12 months of his then current base salary plus pro rata bonus and fringe benefits otherwise due at termination. Each such officer shall also be entitled to any unpaid bonus from the preceding year of employment, and any Restricted Stock (discussed below) granted to him shall immediately vest and all other stock options or grants, if any, made to him pursuant to any incentive or benefit plans then in effect shall vest and be exercisable, as applicable, in accordance with the terms of any such plans or agreements. We have agreed to pay Messrs. Watt, Gaines and Dr. David an additional gross-up amount equal to all Federal, state or local taxes that may be imposed upon them by reason of the severance payments. We have also agreed to pay Messrs. Watt and Smith a gross-up amount with respect to their respective relocation expenses.

Each of the officers named above have agreed that, during the respective term of his employment and for a one-year period after his termination (other than termination by him for good reason or by us without cause), not to engage, directly or indirectly, as an owner, employee, consultant or otherwise, in any business engaged in the exploration, drilling or production of natural gas or oil within any one mile radius from any property that we then have an ownership, leasehold or participation interest. Each officer is further prohibited during the above time period from soliciting or inducing, directly or indirectly, any of our then-current employees or customers, or any customers of ours during the one year preceding the termination of his employment. Our former Chief Financial Officer, Mr. Idstein, remains subject to a similar restrictive covenant under his expired employment agreement.

Restricted Stock Agreements

Pursuant to Restricted Stock Agreements dated April 17, 2007, we agreed to grant the following restricted stock awards (collectively, the “Restricted Stock Agreements”):

•	3,000,000 shares of our common stock to Mr. Watt, which vest in equal installments of 1,000,000 shares on each of April 17, 2008, April 17, 2009 and April 17, 2010;

•

3,000,000 shares of our common stock to Mr. Gaines, which are vested with respect to 1,000,000 shares, and which will vest in equal installments of 1,000,000 additional shares on each of April 17, 2008 and April 17, 2009;

•	1,000,000 shares of our common stock to Dr. David, all of which are vested; and

•

75,000 shares of our common stock to Mr. Smith, which are vested with respect to 25,000 shares, and which will vest in equal installments of 25,000 additional shares on each of April 17, 2008 and April 17, 2009.

As provided in the Restricted Stock Agreements, we retain a right of first refusal to acquire any of the shares awarded to these four officers at a per share price equal to the difference between (x) any bona fide third party offer and (y) the closing price for our common stock on the grant date. With the exception of Mr. Smith, we have agreed to pay each executive officer named above an additional gross-up amount equal to all Federal, state or local taxes imposed upon him by reason of the restricted stock awards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports of their holdings of, and transactions in, our common stock. Based solely upon our review of copies of such reports and written representations from reporting persons that were provided to us, we believe that our officers, directors and 10% stockholders complied with these reporting requirements with respect to 2006.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date by (i) each person who, to our knowledge, beneficially owns more than 5% of outstanding shares of our common stock; (ii) each of our current directors and executive officers; and (iii) all of our current directors and executive officers as a group:

Name of Beneficial Owner	Amount(1)		Percent of Class
Itera Holdings BV	35,464,397		48.7%
Alan Gaines (Chairman of the Board)	4,315,501	(2)(3)	5.9%
James A. Watt (President, Chief Executive Officer and Director)	0	(4)	*
Frank T. Smith, Jr. (Senior Vice President and Chief Financial Officer)	25,000	(5)	*
Richard M. Cohen (Director and Secretary)	312,185	(6)	*
Steven M. Sisselman (Director)	100,000	(6)	*
Steven Barrenechea (Director)	222,500	(7)	*
William E. Greenwood (Director)	0		*
Alan D. Bell (Director)	0		*
All Officers & Directors as a Group (8 persons)	4,975,186	(2)(3)(4)(5)(6)(7)	6.7%
* Indicates ownership of less than 1%.

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Record Date. Each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not held by any other person), and which are exercisable within 60 days from the Record Date, have been exercised. At the Record Date, an aggregate of 72,891,679 shares of common stock were outstanding.

(2)	Includes 625,000 shares underlying a stock option granted May 12, 2005.

(3)	Includes 1,000,000 shares of common stock granted pursuant to a Restricted Stock Agreement dated April 17, 2007. Excludes an additional 2,000,000 aggregate shares of common stock granted under such Restricted Stock Agreement, which shall vest in equal installments of 1,000,000 shares on each of April 17, 2008 and 2009.

(4)	Excludes 3,000,000 shares of common stock granted pursuant to a Restricted Stock Agreement dated April 17, 2007. Such shares vest in equal installments of 1,000,000 shares on each of April 17, 2008, April 17, 2009 and April 17, 2010.

(5)	Includes 25,000 shares of common stock granted pursuant to a Restricted Stock Agreement dated April 17, 2007. Excludes an additional 50,000 shares granted under such Restricted Stock Agreement, which shall vest in equal installments of 25,000 shares on each of April 17, 2008 and 2009.

(6)	Includes (i) 50,000 shares underlying a stock option granted on October 28, 2005 and (ii) 50,000 shares underlying a stock option granted on January 24, 2007.

(7)	Includes (i) 25,000 shares underlying a stock option granted on December 15, 2004; (ii) 50,000 shares underlying a stock option granted on October 28, 2005 and (ii) 50,000 shares underlying a stock option granted on January 24, 2007.

Certain Relationships and Related Party Transactions

As of the Record Date, our principal shareholder Itera Holdings BV (“Itera”) held 35,464,397 shares of our common stock, constituting 48.7% of our outstanding common stock on that date. Steven Sisselman, a member of our current Board of Directors is an affiliate of Itera.

On May 15, 2007, we discharged, in full, all of our prior obligations to Itera, under that Amended and Restated Term Loan Agreement dated as of August 31, 2006 and evidenced by that certain Amended and

Restated Subordinated Convertible Note of even date therewith in the outstanding aggregate principal amount of $25 million.

In April 2006, we entered into a contract with Itera Rig, LLC to provide a drilling rig exclusively for our use. Itera Rig LLC is an affiliate of Itera. The contract is for an initial term of two years with an extension clause. The fixed day rate was based on current market rates.

Policies and Procedures Regarding Related Party Transactions

A “Related Party Transaction” is any transaction, arrangement or relationship where the Company is a participant, the Related Party (defined below) had, has or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Party” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

In determining whether a Related Party Transaction will be approved or ratified, our Board may consider factors such as (a) the extent of the Related Party’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not Related Parties; (d) the benefit to the Company; and (e) the aggregate value of the transaction.

There were no transactions in 2006 which required review, approval or ratification by the Board as a Related Party Transaction other than the contract with Itera Rig LLC, an affiliate of Itera.

ADDITIONAL INFORMATION

Other Business

We know no other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

Deadlines for receipt of stockholder proposals

Stockholder proposals that are intended to be included in our proxy statement for the 2008 annual meeting pursuant to Proxy Rule 14a-8 must be received by us no later than December 29, 2007, and must otherwise comply with that rule.

A stockholder who intends to present business at the 2008 annual stockholder meeting, other than pursuant to Rule 14a-8, must comply with the requirements of our by-laws. Our by-laws provide, among other things, that to bring business before an annual meeting a stockholder must give written notice to our Company’s Secretary not less than 90 days and not more than 120 days in advance of the day corresponding to the date of mailing of our proxy materials for the prior year’s annual meeting of stockholders. Therefore, because we anticipate mailing our current proxy statement on June 15, 2007, in connection with our 2008 annual stockholder meeting we must receive notice of any stockholder proposal(s) submitted other than pursuant to Rule 14a-8 no sooner than February 17, 2008, and no later than March 15, 2008.

Annual Report on Form 10-KSB/A

Dune will provide to each stockholder, without charge and upon written request, a copy of its Annual Report on Form 10-KSB/A for the 2006 fiscal year, including the financial statements, schedules and a list of exhibits. Any such written requests should be directed to the Secretary of the Company, at the address indicated on the first page of this proxy statement.

By order of the Board of Directors,

Alan Gaines

Chairman

June 15, 2007

Exhibit A—Audit Committee Charter

DUNE ENERGY, INC.

Audit Committee Charter

Purpose and Composition

The Audit Committee (“Committee”) shall be a standing committee of the Board of Directors (“Board”). The Committee shall assist, advise and report regularly to the Board in fulfilling its oversight responsibilities related to:

•	The integrity of the Company’s financial statements;

•	The Company’s compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence;

•	The performance of the Company’s outside auditors; and

•	The Company’s Code of Ethics.

In meeting its responsibilities, the Committee is expected to provide an open channel of communication with management, the outside auditors and the Board.

The Committee is composed of at least three members of the Board who are independent within the meaning set forth by the Securities and Exchange Commission (“SEC”) and such other laws, regulations and listing requirements to which the Corporation is subject, including, without limitation, the American Stock Exchange (“Amex”). The members of the Committee shall be elected by the Board of Directors at the annual organizational meeting of the Board of Directors or until their successors shall be duly elected and qualified. Committee members shall be free from any relationships that would interfere with or give the appearance of interfering with the exercise of independent judgment as a Committee member.

All members shall have a requisite working familiarity with basic finance and accounting practices in compliance with the requirements of the SEC. In addition, one of the members appointed to the Committee should be an “audit committee financial expert” within the meaning set forth by the SEC who:

•	understands U.S. general accepted accounting principles (GAAP) and financial statements;

•

has experience applying such GAAP in connection with the accounting for estimates, accruals, and reserves that are generally comparable to the estimates, accruals and reserves, if any, used in the Company’s financial statements;

•

has experience preparing, auditing, analysing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the Corporation financial statements, or have experience actively supervising one or more persons engaged in such activities;

•	understands internal controls and procedures for financial reporting; and

•	understands audit committee functions.

The Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. Such authority includes, but is not limited to:

•

Retain outside counsel, accountants, outside advisors, consultants or others to assist in the conduct of an investigation or as it determines appropriate to advise or assist in the performance of its functions;

•	Seek any information it requires from employees or external parties. Employees and external parties will be directed to cooperate and comply with the Committee’s requests; and

•	Meet with Company officers, outside auditors or outside counsel as necessary.

All Committee members must be unaffiliated with the Company and may not accept any compensation (including consulting, advisory or other compensatory fees) other than for services as a director.

Duties and Responsibilities

Management is responsible for preparing the Company’s financial statements and assuring that the Company has adequate internal controls in place. The Company’s outside auditors are responsible for auditing the financial statements and assessing the Company’s internal controls. The activities of the Committee are in no way designed to supersede or alter these responsibilities.

Duties and responsibilities of the Committee shall include, but are not limited to the following:

1.	Review with management and the outside auditors the annual and quarterly financial results for the Company, as well as related financial information of the Company contained in any prospectus or other appropriate disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Also review the annual report to stockholders and the annual/quarterly reports on Forms 10-K/10-Q or their equivalent forms, as applicable, to be filed by the Company with the SEC.

2.	Discuss with the outside auditors the quality of the accounting policies and practices used by the Company, any alternative treatments of financial information, their ramifications and the outside auditors’ preferred treatments any other communications required to be discussed by Statement of Auditing Standards No. 61, as amended.

3.	Discuss with the outside auditors their independence based upon written disclosures and the letter from such outside auditors required under Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T.

4.	Oversee and monitor the work of the outside auditors to ensure they are independent of management and their objectivity is not impaired, recognizing that the outside auditors are accountable to the Board and the Committee. Review and resolve, if necessary, any disagreements between Management and the outside auditors in connection with the annual audit or the preparation of the financial statements.

5.	Annually select and appoint outside auditors, consider the independence and effectiveness of the outside auditors, approve the fees and other compensation to be paid to the outside auditors and be responsible for oversight of the outside auditors. The Committee shall receive the written disclosures required by generally accepted auditing standards. On an annual basis, the Committee shall require the outside auditors to provide the Committee with a written statement delineating all relationships between the outside auditors and the Company. The Committee shall actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors. The Committee shall recommend that the Board of Directors take appropriate action in response to the outside auditors’ report to satisfy itself of the outside auditors’ independence.

6.	Annually report to the Board the outside auditing firm to be retained and preapprove all audit and non-audit services and fees. The Committee will review the scope of any non-audit services to be performed by the outside auditors and determine its impact on the auditors’ independence.

7.

The outside auditors may not perform the following non-audit services: (i) bookkeeping related to accounting records or financial statements; (ii) financial information systems design and implementation services; (iii) appraisal or valuation services involving fairness opinions; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management or human resource functions; (vii) broker, dealer, investment adviser or investment banker services; (ix) legal services and expert services unrelated to the audit; and (x) any other services that the Public Accounting Oversight Board determines impermissible. All other non-auditing services provided by the outside auditors including tax compliance, tax planning and tax advice shall be approved in advance by the Committee.

8.	Review significant accounting and reporting issues, including recent professional and regulatory pronouncements or proposed pronouncement and understand their impact on the Company’s financial statements.

9.	Assess and monitor the overall control environment of the Company through discussion with Management and the outside auditors as to the adequacy of internal control system and as to the existence of any significant deficiencies or weaknesses in the system that may impact on financial reporting and results. Assess the extent to which the audit plans of the outside auditors can be relied on to identify material internal control weaknesses or fraud. Review the comments and suggestions made pursuant to their audit work and report to the Board in respect to:

-	integrity of the records and their keeping;

-	appropriateness and effectiveness of the accounting internal control and information systems of the corporation and the extent to which these systems are uniformly and properly applied; and

-	skills and abilities of the staff working in the accounting, financial and internal control functions as well as the number of people that are employed in these functions.

10.	Oversee and assess the Company’s policies, practices and compliance with its Code of Ethics, including, when necessary, following up in connection with any matters reported to us thereunder pursuant to the Company’s whistle-blowing policy then in effect .

11.	Direct and supervise special audit inquiries by the outside auditors as the Board of Directors or the Committee may request.

12.	Provide a report in the proxy statement stating that the Committee has reviewed and discussed the financial statements with Management and auditors. In addition, this report will include a recommendation to the Board that the audited financial statements be included in the Company’s annual report on Form 10-KSB or Form 10-K, as applicable.

13.	Review with the outside auditors their performance and recommend to the Board of Directors any proposed discharge of the outside auditors when circumstances warrant.

14.	Review and reassess this Charter at least annually. Make recommendations to the Board, as conditions dictate, to update this Charter.

Meetings

The Committee shall meet regularly and as circumstances dictate, all as determined by the Committee. Regular meetings of the Committee will be held at least quarterly and at such place as shall from time to time be determined by the chief executive officer of the Company. Special meetings of the Committee may be called by or at the request of any member of the Committee, any of the Company’s executive officers or the Company’s principal accounting officer, in each case on at least twenty-four hours notice to each member of the Committee. In addition, the Committee should meet with the outside auditors and management quarterly to review the Company’s financial statements filed with the SEC.

If the Board of Directors, management of the Company or the Company’s outside auditors desire to discuss matters in private, the Committee shall meet separately with such person or group.

Related Party Transactions

Management shall inform the Committee of all related party transactions.

Miscellaneous

The Committee may perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation and Bylaws, and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally acceptable accounting principles. This is the responsibility of management and the outside auditors.

DUNE ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alan Gaines, James A. Watt and Richard M. Cohen, or any of them, as proxy, with full power of substitution, to represent the undersigned at the 2007 annual meeting of Stockholders to be held at The Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas, 77002 on July 10, 2007 at 10:30 a.m. local time, and at any adjournments thereof, and to vote the shares that undersigned would be entitled to vote if personally presented, as indicated on the reverse side.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

DUNE ENERGY, INC.

July 10, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

20700000000000000000 1	071007

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:					The shares of common stock represented by this proxy will be voted as directed. However, if no direction is given, the shares of common stock will be voted FOR the election of the nominees.
NOMINEES:
☐	FOR ALL NOMINEES	o	Steven Barrenechea
		o	Alan Bell
☐	WITHHOLD AUTHORITY	o	Richard M. Cohen		If any other business is properly presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting.
	FOR ALL NOMINEES	o	Alan Gaines
		o	William E. Greenwood
☐	FOR ALL EXCEPT	o	Steven M. Sisselman
	(See instructions below)	o	James A. Watt

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.